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                                 EXHIBIT 10(aa)




RESOLVED, that a cash bonus pool be established for certain of the Company's officers for Fiscal 1998 calculated in the aggregate as follows:

         1% of pre-tax earnings up to $1,486,000;
         5% of pre-tax earnings between $1,486,000 and $2,974,000; 15% of pre-tax earnings between $2,974,000 and $4,461,000; 20% of pre-tax earnings over $4,461,000.


FURTHER RESOLVED, that the cash bonus pool be allocated and paid 40% to Mar. Barnum; 20% to each of Mr. Emerson and Mr. Niegsch, 15% to Ms. Brannigan, and 5% unallocated.

FURTHER RESOLVED, that the cash bonus pool be paid quarterly based on pre-tax earnings estimates and adjusted for the annual amount at the fiscal year-end;

FURTHER RESOLVED, that the Company's officers attempt through estimates of annual earnings to spread the quarterly bonus evenly throughout the four quarters; and

FURTHER RESOLVED, that the cash bonus pool be capped at a total of $712,500 which is 125% of the aggregate base salaries of the four executives eligible for such bonuses.

FURTHER RESOLVED, that Messrs. Heywood and Fournier have individual bonus programs as follows for fiscal 1998:

         A.       GREGORY L. HEYWOOD

                  Mr. Heywood will be paid a bonus equal to the aggregate cash bonuses paid for fiscal 1998 to the regional managers assigned to report to Mr. Heywood.

         B.       LARRY B. FOURNIER

                  Mr. Fournier will be paid a cash bonus for each new restaurant opened in fiscal 1998, in an amount equal to $35,000 divided by the number of planned new restaurants for fiscal 1998, which bonus may be taken under the Manager Stock Bonus Plan in cash or in the Company's common stock valued at one-half of fair market value.